FOR IMMEDIATE RELEASE JULY 27, 2005	CONTACT GREG STEFFENS, PRESIDENT (573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS ON FOURTH QUARTER
AND YEAR END RESULTS

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

         Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced a net loss for the fourth quarter of fiscal 2005 of $587,000, or ($.26) per diluted share, a decrease from the $.32 per diluted share earned during the same period of the prior year. For fiscal 2005, net income decreased to $104,000 or $.05 per diluted share from the $2.9 million or $1.23 earned in fiscal 2004.

         Summary of previously reported credit relationship:

         In previous press releases, the Company announced alleged fraudulent activities related to a credit relationship of approximately $4.9 million. Through various Company inspections, evaluations and discussions with attorneys, the Bank increased its provision for loan losses to approximately $4.5 million for potential losses relating to this relationship (after tax effect of approximately $2.7 million) during fiscal 2005. The Company wrote the value of this credit relationship down by $4.6 million and sold collateral totaling approximately $150,000; consequently, the outstanding credit relationship balance at June 30, 2005 approximated $300,000. The remaining collateral will be sold at auction as soon as necessary arrangements can be made. To the extent litigation related to this lending relationship is settled or resolved in favor of the Company, a recovery of a portion of the write down could be recovered. The Company cannot predict, however, whether or to what extent such a recovery may occur. In addition to the provision for loan loss, this credit relationship resulted in a variety of other expenditures, which included a $210,000 loss on a deposit account, a write off of accrued interest of $41,000, legal fees of $150,000, and repossession expense of $52,000. Excluding the aforementioned loss and expenses, net income for the three and twelve month periods ended June 30, 2005 would have approximated $665,000, or $.29 per diluted shares and $3.2 million, or $1.40 per diluted shares, respectively.

         Dividend Declared:

         The Board of Directors, on July 26, 2005, declared the 45th consecutive quarterly dividend since the inception of the Company. The $.09 dividend will be paid on August 31, 2005 to shareholders of record at the close of business on August 15, 2005.

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          Balance Sheet Summary:

         During fiscal 2005, the Company's total assets increased $18.7 million, or 6.0%, to $330.4 million at June 30, 2005. This growth was attributed primarily to growth in the loan portfolio, an additional purchase of bank owned life insurance and the purchase of land for future expansion, partially offset by a decrease in the investment portfolio. Asset growth has been funded primarily with increased deposits, securities sold under agreements to repurchase and FHLB advances, and the decrease in the investment portfolio since June 30, 2005.

         Loans, net of allowance for loan losses, as of June 30, 2005 increased $19.2 million to $267.6 million, as compared to $248.4 million at June 30, 2004. The Company's allowance for loan loss increased $39,000 to $2.0 million at June 30, 2005.

         The investment portfolio decreased $5.5 million to $34.7 million at June 30, 2005 as compared to $40.2 million at June 30, 2004, primarily due to the sale of $5.5 million in investments and equities used to fund the purchase of property for future expansion.

         Total liabilities increased $19.5 million to $305.4 million at June 30, 2005 as compared to $285.9 million at June 30, 2004. The increase was primarily due to increases in deposits of $12.7 million, securities sold under agreements to repurchase of $4.3 million and FHLB overnight borrowings of $2.3 million.

         The Company's stockholders' equity decreased $949,000, to $25.0 million at June 30, 2005 from $26.0 million at June 30, 2004. The decrease was primarily due to cash dividends paid and the repurchase of 38,645 shares of common stock, partially offset by net income.

         The Company has previously announced the intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 88,645 shares at an average cost of $15.17 per share. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations.

         Income Statement Summary:

         Short-term market interest rates continued to increase in the fourth quarter of fiscal 2005, following increases throughout the entire fiscal year. Long-term market interest rates decreased in the fourth quarter of fiscal 2005. As a result, the market yield curve continued to flatten in the fourth quarter of fiscal 2005. The Company's average interest rate spread decreased 13 basis points for the three month period ended June 30, 2005 as compared to the same period of the prior year and 22 basis points for fiscal 2005 as compared to fiscal 2004. Net interest income for the three months ended June 30, 2005 decreased by $24,000 as compared to the same period of the prior year due primarily to the decrease of 13 basis points in average interest rate spread, partially offset by the incremental difference between the $14.7 million increase in average interest-earning assets and the $18.9 million increase in interest-bearing liabilities. Net interest income for fiscal 2005 increased $97,000 as compared to the prior year primarily due to the incremental difference between the $24.6 million increase in average interest-earning assets and the $25.8 million increase in interest-bearing liabilities, partially offset by the 22 basis point decrease in the average interest rate spread.

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         Total interest income for the three and twelve month periods ended June 30, 2005 increased by $456,000 and $1.6 million, respectively. The increase for the three month period ended June 30, 2005 was primarily due to the 38 basis points increase in the weighted average interest earned from 5.49% to 5.87% and the $14.7 million increase in average balances of interest-earning assets. The increase for the twelve month period ended June 30, 2005 was primarily due to the 8 basis points increase in the weighted average interest earned from 5.63% to 5.71% and the $24.6 million increase in average balances of interest-earning assets. The increase in average interest-earning assets reflects a growth rate for the three and twelve month periods ending June 30, 2005 of 5.1% and 8.8%, respectively.

         Total interest expense for the three and twelve month periods ended June 30, 2005 increased $481,000 and $1.5 million, respectively. The increase for the three month period ended June 30, 2005 was primarily due to the $18.9 million increase in the average balance of total interest-bearing liabilities and the increase in the weighted average interest cost on total interest-bearing liabilities of 50 basis points from 2.59% to 3.09%. The increase for the twelve month period ended June 30, 2005 was primarily due to the $25.8 million increase in the average balance of total interest-bearing liabilities and the increase in the weighted average interest cost on total interest-bearing liabilities of 29 basis points from 2.58% to 2.87%. The increase in the weighted average cost of funds was primarily due to the increase in short term rates resulting from an increase in the pricing of money market accounts, overnight borrowings and short-term certificates of deposit, along with the interest costs associated with the junior subordinated debt.

         The provision for loan losses for the three and twelve months ended June 30, 2005 was $2.0 million and $4.8 million, respectively, as compared to $100,000 and $275,000 for the same periods ended June 30, 2004. The increase in the provision for loan losses was primarily due to the aforementioned credit relationship.

         Non-interest income increased $80,000, or 17.5%, and $438,000, or 23.4%, for the three and twelve month periods ended June 30, 2005 as compared to the same periods of the prior year. The increase for the three month period ended June 30, 2005 was primarily due to the prior period quarter including a $60,000 loss realized on the sale of available for sale securities with no such similar loss being realized in the current period. Non-interest income increased for fiscal year 2005 primarily due to the gain on sale of equities and investments of $352,000 in the first six months of fiscal year 2005.

         Non-interest expense increased $165,000, or 10.0%, and $283,000, or 4.4%, for the three and twelve month periods ended June 30, 2005 as compared to the same periods of the prior year. The increase for the three month period ended June 30, 2005 was primarily due to the increases in accrued legal fees for the aforementioned litigation. The increase for fiscal year 2005 was primarily due to increased legal, repossession expenses, charitable contributions and customer related expenses.

         The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2005	June 30, 2004
Total assets	$330,360,000	$311,703,000
Available-for-sale securities	34,700,000	40,206,000
Loans, net	267,568,000	248,355,000
Allowance for losses on loans	2,017,000	1,978,000
Non-performing assets	658,000	298,000
Deposits	224,666,000	211,959,000
FHLB advances	61,500,000	59,250,000
Securities sold under repurchase agreements	10,757,000	6,448,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	25,003,000	25,952,000

Equity to assets ratio	7.57%	8.32%
Allowance as a percentage of loans	0.75%	0.80%
Non-performing loans as a percentage of loans	0.21%	0.05%

Per common share:
Book value	$11.24	$11.52
Market value	14.50	15.76
Tangible book value	10.07	10.26

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2005	2004	2005	2004
Net interest income	$2,270,000	$2,294,000	$9,252,000	$9,155,000
Provision for losses on loans	1,960,000	100,000	4,815,000	275,000
Non-interest income	536,000	457,000	2,313,000	1,875,000
Non-interest expense	1,816,000	1,651,000	6,728,000	6,445,000
Income taxes	(383,000)	247,000	(82,000)	1,427,000
Net income (loss)	(587,000)	753,000	104,000	2,883,000

Per common share:
Net earnings:
Basic	$ (.26)	$ .33	$ .05	$ 1.27
Diluted	$ (.26)	$ .32	$ .05	$ 1.23

Cash dividends	$ .09	$ .09	$ .36	$ .36

Average basic shares outstanding	2,224,682	2,271,773	2,225,493	2,276,198
Average diluted shares outstanding	2,284,258	2,337,291	2,289,748	2,346,300

Profitability Ratios:
Return on average assets:	(.71%)	.97%	.03%	.98%

Return on average common equity:	(9.10%)	11.43%	.39%	11.09%

Net interest margin	2.98%	3.11%	3.06%	3.28%
Net interest spread	2.78%	2.90%	2.84%	3.06%

Efficiency Ratio	64.7%	60.0%	58.2%	58.4%

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